                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   ----------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (FINAL AMENDMENT)

                             GBC Technologies, Inc.
------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   36149F-102
------------------------------------------------------------------------------
                                 (CUSIP Number)

                                   ----------

CUSIP No.   36149F-102                                       Page 1 of 8 Pages

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
        PNC Bank Corp.  25-1435979


    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        a)   [   ]
        b)   [   ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization  Pennsylvania


    Number of Shares             5) Sole Voting Power                       0
    Beneficially Owned
    By Each Reporting
    Person With                  6) Shared Voting Power                     0


                                 7) Sole Dispositive Power                  0


                                 8) Shared Dispositive Power                0


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person        0



   10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)                                                [   ]


   11)  Percent of Class Represented by Amount in Row (9)                   0


   12)  Type of Reporting Person (See Instructions)                         HC

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   ----------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (FINAL AMENDMENT)

                             GBC Technologies, Inc.
------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   36149F-102
------------------------------------------------------------------------------
                                 (CUSIP Number)

                                   ----------

CUSIP No.   36149F-102                                       Page 2 of 8 Pages

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
        PNC Bancorp, Inc.      51-0326854


    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        a)   [   ]
        b)   [   ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization Delaware


   Number of Shares         5) Sole Voting Power                            0
   Beneficially Owned
   By Each Reporting
   Person With              6) Shared Voting Power                          0


                            7) Sole Dispositive Power                       0


                            8) Shared Dispositive Power                     0


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person        0



   10)  Check if the Aggregate Amount in Row (9) Excludes Certain
        Shares (See Instructions)                                        [   ]


   11)  Percent of Class Represented by Amount in Row (9)                    0

   12)  Type of Reporting Person (See Instructions)                        HC

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   ----------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (FINAL AMENDMENT)

                             GBC Technologies, Inc.
------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   36149F-102
------------------------------------------------------------------------------
                                 (CUSIP Number)

                                   ----------

CUSIP No.   36149F-102                                       Page 3 of 8 Pages

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
        PNC Bank, National Association 22-1146430*

    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        a)   [   ]
        b)   [   ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization          United States


  Number of Shares             5) Sole Voting Power                      0
  Beneficially Owned
  By Each Reporting
  Person With                  6) Shared Voting Power                    0


                               7) Sole Dispositive Power                 0


                               8) Shared Dispositive Power               0


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                         0


   10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)                                              [   ]


   11)  Percent of Class Represented by Amount in Row (9)                0


   12) Type of Reporting Person (See Instructions)                     BK

* Reflects the September 6, 1996 merger of PNC Bank, National Association with and into Midlantic Bank, National Association, with the surviving bank continuing under the name "PNC Bank, National Association."

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   ----------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (FINAL AMENDMENT)

                             GBC Technologies, Inc.
------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   36149F-102
------------------------------------------------------------------------------
                                 (CUSIP Number)

                                   ----------

CUSIP No.   36149F-102                                       Page 4 of 8 Pages

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
        PNC Asset Management Group, Inc. 23-2784752

    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        a)   [   ]
        b)   [   ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization          Delaware


  Number of Shares             5) Sole Voting Power                      0
  Beneficially Owned
  By Each Reporting
  Person With                  6) Shared Voting Power                    0


                               7) Sole Dispositive Power                 0


                               8) Shared Dispositive Power               0


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person     0


   10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)                                              [   ]


   11)  Percent of Class Represented by Amount in Row (9)                0


   12) Type of Reporting Person (See Instructions)                     IA

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   ----------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (FINAL AMENDMENT)

                             GBC Technologies, Inc.
------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   36149F-102
------------------------------------------------------------------------------
                                 (CUSIP Number)

                                   ----------

CUSIP No.   36149F-102                                       Page 5 of 8 Pages

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
        Provident Capital Management, Inc. 23-2083823

    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        a)   [   ]
        b)   [   ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization           Pennsylvania


  Number of Shares             5) Sole Voting Power                      0
  Beneficially Owned
  By Each Reporting
  Person With                  6) Shared Voting Power                    0


                               7) Sole Dispositive Power                 0


                               8) Shared Dispositive Power               0


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person     0


   10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)                                              [   ]


   11)  Percent of Class Represented by Amount in Row (9)                0


   12) Type of Reporting Person (See Instructions)                     IA

ITEM 4 - OWNERSHIP:

The following information is as of December 31, 1996:

(a) Amount Beneficially Owned:                               0 shares

(b) Percent of Class:                                                       0

(c) Number of shares to which such person has:
       (i) sole power to vote or to direct the vote                         0
      (ii) shared power to vote or to direct the vote                       0
     (iii) sole power to dispose or to direct the disposition of            0
      (iv) shared power to dispose or to direct the disposition of          0

ITEM 5 - OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

Each reporting person has ceased to own beneficially more than 5% of the stock.

ITEM 10 - CERTIFICATION.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


         February 14, 1997
         --------------------------------------------
         Date

         /s/ ROBERT L. HAUNSCHILD
         --------------------------------------------
         Signature - PNC Bank Corp.


         Robert L. Haunschild, Senior Vice President
         and Chief Financial Officer
         --------------------------------------------
         Name/Title


         February 14, 1997
         --------------------------------------------
         Date


         /s/ PAUL L. AUDET
         --------------------------------------------
         Signature - PNC Bancorp, Inc.

         Paul L. Audet, Vice President
         --------------------------------------------
         Name/Title


         February 14, 1997
         --------------------------------------------
         Date


         /s/ THOMAS R. MOORE
         --------------------------------------------
         Signature - PNC Bank, National Association


         Thomas R. Moore, Vice President
         and Assistant Secretary
         --------------------------------------------
         Name/Title


         February 14, 1997
         --------------------------------------------
         Date


         /s/ BRIAN F. LILLY
         --------------------------------------------
         Signature - PNC Asset Management Group, Inc.


         Brian F. Lilly, Chief Financial Officer
         and Treasurer
         --------------------------------------------
         Name/Title


         February 14, 1997
         --------------------------------------------
         Date


         /s/ YOUNG D. CHIN
         --------------------------------------------
         Signature - Provident Capital Management, Inc.


         Young D. Chin, President
         --------------------------------------------
         Name/Title


    An Agreement to file a joint statement was previously filed as Exhibit A
                  Amendment No. 1 filed on February 12, 1996.